FOR IMMEDIATE RELEASE

April 29, 2008

GS Financial Corp.  Announces First Quarter Results
(NASDAQ:  GSLA)

METAIRIE, La. – GS Financial Corp., the holding company of Guaranty Savings Bank (www.guarantysb.com), reported earnings for the quarter ended March 31, 2008 of $126,000, or $.10 per share, compared with $96,000, or $.08 per share, for the same period in 2007, an increase of 31.3%.

President Stephen E. Wessel noted “The first quarter of 2008 was a challenging time for the banking industry given the rapid decline in interest rates combined with the major economic slowdown.  In spite of these challenges, our performance continues to improve, with loans growing to a record level and earnings exceeding those of the same period last year.  We are beginning to reap the benefits of our investments in physical locations, people, and technology and are expecting continued improvement in the upcoming periods.  The New Orleans metropolitan area economy and unemployment numbers continue to demonstrate positive trends.”

Net interest income for the quarter ended March 31, 2008 was $1.5 million, an increase of 8.9% from $1.4 million for the same period in 2007.  The Company’s net interest margin decreased slightly to 3.23% for the first quarter of 2008 from 3.48% for the same period in 2007.  The decrease was the result of higher deposit costs relating to increases in interest rates generally during 2007, the sharp decline in short-term interest rates in the first quarter of 2008, and a reversal of approximately $40,000 in interest income from a commercial loan being placed on non-accrual status.

Interest and dividend income for the three months ended March 31, 2008 was $3.0 million, an increase of $333,000, or 12.5% from $2.7 million for the three months ended March 31, 2007.  The increase was due to the increase in average balance of interest-earning assets for the first quarter of 2008 compared to the same period in 2007.

Non-interest income increased from $29,000 in the first quarter of 2007 to $115,000 for the same period in 2008, primarily due to increases in gains on sales of residential loans in the secondary market as the Bank continues to grow its mortgage banking operations.

Interest expense for the three months ended March 31, 2008 was $1.5 million, an increase of 16.4% over interest expense for the three months ended March 31, 2007.  Non-interest expense for the first quarter of 2008 was $1.4 million, up approximately $140,000 from the first quarter of 2007 total non-interest expense of $1.3 million.

Non-performing assets increased during the first quarter of 2008 from $1.4 million at December 31, 2007 to $3.2 million at March 31, 2008.  With the exception of one loan of $20,000, all of the non-performing assets were real estate-secured loans originated prior to Hurricane Katrina.  The largest component of the increase from December 31, 2007 to March 31, 2008 was a loan of $1.3 million secured by a mixed-use property in Orleans Parish.   Management believes its allowance for loan losses is adequate to provide for any potential loan losses inherent in the loan portfolio.

Total Assets at March 31, 2008 were $200.5 million compared to $186.5 million at December 31, 2007, an increase of approximately $14.0 million, or 7.0%.  Net loans increased $11.3 million, or 9.6% in the first quarter of 2008.  At March 31, 2008 net loans were $129.8 million compared to $118.5 million at year-end 2007.  Deposit accounts increased approximately $3.8 million, or 2.9% during the first quarter, totaling $133.3 million at March 31, 2008 compared to $129.5 million at December 31, 2007.  Borrowings from the Federal Home Loan Bank increased from $27.0 million at December 31, 2007 to $37.5 million at March 31, 2008.  Stockholders’ equity was 14.0% of total assets at March 31, 2008, down from 15.1% at December 31, 2007.

Highlights of the first quarter of 2008 include:

•
Gross loans increased by $11.3 million (9.3%) during the first quarter of 2008 to $133.2 million at March 31, 2008, with the majority of the growth in real-estate secured loans, both residential and non-residential.

•	Deposits increased in the first quarter of 2008 by $3.8 million (2.9%) to $133.3 million at March 31, 2008, including $2.5 million of growth in non-interest bearing deposits.

•	Interest and dividend income increased by $333,000 (12.5%) to $3.0 million for the three months ended March 31, 2008 compared to the prior year period.

•
Non-interest expense for the first quarter of 2008 totaled $1.4 million, up 10.9% from the same period in the prior year.  However, as the Company has grown during that period, non-interest expense as a percentage of average assets fell from 3.10% in the first quarter of 2007 to 2.91% in the first quarter of 2008.

•
Non-interest income for the first quarter of 2008 totaled $115,000, up from $29,000 in the first quarter of 2007, due primarily to gains recognized on sales of mortgage loans in the secondary market.  During the first quarter of 2008 the Bank sold $6.6 million of loans resulting in gains of $95,000, which were the most gains the Bank has recognized in a single quarter.

•
Management has performed a thorough examination of its loan portfolio as well as the mortgage backed securities and collateralized mortgage obligations in its investment portfolio and has not identified any exposure to Subprime or Alt-A loans.

Contact:  Andy Bower, Chief Financial Officer, (504) 883-5535

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Consolidated Statements of Financial Condition

($ in thousands)	March 31, 2008 (Unaudited)	December 31, 2007 (Audited)
ASSETS
Cash and Amounts due from Depository Institutions	$2,751	$2,485
Interest-Bearing Deposits in Other Banks	7,076	6,008
Federal Funds Sold	1,658	969
Securities Available-for-Sale, at Fair Value	47,964	47,747
Loans, Net	129,815	118,477
Accrued Interest Receivable	1,716	1,828
Premises & Equipment, Net	5,863	5,874
Stock in Federal Home Loan Bank, at Cost	1,651	1,220
Foreclosed Assets	85	-
Real Estate Held-for-Investment, Net	446	450
Other Assets	1,496	1,429
Total Assets	$200,521	$186,487

LIABILITIES
Interest-Bearing Deposits	$125,168	$123,825
Noninterest-Bearing Deposits	8,162	5,685
FHLB Advances	37,537	26,986
Other Liabilities	1,535	1,827
Total Liabilities	172,402	158,323

STOCKHOLDERS' EQUITY
Common Stock	$34	$34
Additional Paid-in Capital	34,546	34,546
Unearned RRP Trust Stock	(158)	(158)
Treasury Stock	(32,062)	(32,062)
Retained Earnings	25,917	25,919
Accumulated Other Comprehensive Loss	(158)	(115)
Total Stockholders' Equity	28,119	28,164
Total Liabilities & Stockholders' Equity	$200,521	$186,487

Selected Asset Quality Data
Total Non Performing Assets	$3,247	$1,438
Non Performing Assets to Total Assets	1.62%	0.77%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,
($ in thousands, except per share data)	2008	2007
Interest and Dividend Income	$2,987	$2,654
Interest Expense	1,496	1,284

Net Interest Income	1,491	1,370
Provision for Loan Losses	-	-
Net Interest Income after Provision for Loan Losses	1,491	1,370

Non-interest Expense	1,416	1,276
Net Income Before Non-Interest Income and Income Taxes	75	94

Non-interest Income	115	29
Income Before Income Tax Expense	190	123

Income Tax Expense	64	27
Net Income	126	96
Earnings Per Share – Basic	$0.10	$0.08
Earnings Per Share –Diluted	$0.08	$0.08

Selected Operating Data
Weighted Average Shares Outstanding	1,285,800	1,234,453
Return on Average Assets [1]	0.26%	0.20%
Non-Interest Expense/Average Assets[1]	2.91%	3.10%
Net Interest Margin[1]	3.23%	3.48%
[1] Annualized